Exhibit 99.01

NRG Energy, Inc. 1996 Annual Report to Shareholder

Management's Discussion and Analysis
NRG Energy, Inc.


Discussion of Business and Trends, Demands and Commitments within the Industry


NRG is one of the leading participants in the independent (i.e., non-utility) power generation industry. Established in 1989 and wholly-owned by Northern States Power Company (NSP), NRG is principally engaged in the acquisition, development and operation of, and ownership of interests in, independent power production and cogeneration facilities, thermal energy production and transmission facilities and resource recovery facilities. The power generation facilities in which NRG has interests have total design capacity of 4,453 megawatts (mw), of which NRG has operational responsibility for 2,005 mw and net ownership or leasehold interests in 1,353 mw. In addition, NRG has substantial interests in district energy and cooling systems and steam generation and transmission operations. For the year ended December 31, 1996, NRG's thermal businesses had a steam capacity of approximately 3,260 million British thermal units (mmbtus). Also in 1996, NRG's refuse-derived fuel (RDF) plants processed more than 808,000 tons of municipal solid waste into approximately 635,000 tons of RDF.

Operating Businesses - International

In 1994, NRG, through a wholly-owned foreign subsidiary, agreed to acquire a 33% interest in the coal mining, power generation and associated operations of Mitteldeutsche Braunkohlengesellschaft mbh (MIBRAG), located south of Leipzig, Germany. MIBRAG is a German corporation formed by the German government to hold two open-cast brown coal (lignite) mining operations, a lease on an additional mine, the associated mining rights and rights to future mining reserves, two small industrial power plants and a circulating fluidized bed power plant, a district heating system and coal briquetting and dust production facilities. The coal mines have estimated reserves of approximately 789 million metric tons of lignite. Under the acquisition agreement, Morrison Knudsen Corporation and PowerGen plc also each acquired a 33% interest in MIBRAG, while the German government retained 1%. The investor partners began operating MIBRAG effective January 1, 1994, and the legal closing occurred August 11, 1994. In December 1996, each of the investor parties purchased one third of the remaining 1% interest held by the German government.

In 1993, NRG, through a wholly-owned foreign subsidiary, acquired a 50% interest in a German corporation, Saale Energie GmbH (Saale). Saale owns a 400 mw share (41.1% interest) of a 960 mw power plant located in Schkopau, Germany, which is near Leipzig. PowerGen plc of the United Kingdom acquired the remaining 50% interest in Saale. Saale was formed to acquire a 41.1% interest in the power plant. VEBA Kraftwerke Ruhr AG of Gelsenkirchen, Germany owns the remaining 58.9% interest and operates the plant. The plant is fired by brown coal (lignite) mined by MIBRAG under a long-term contract. Saale has a long-term power sales agreement for its 400 mw share of the Schkopau facility with VEAG of Berlin, Germany, the company that controls the high-voltage transmission of electricity in the former East Germany. The first 425 mw unit of the plant began operation in January, 1996, and the second unit came on line in July, 1996. The 110 mw turbine began commercial operations in February 1996.

In June 1993, NRG, together with the International Finance Corporation (an affiliate of the World Bank), CMS Energy Corporation (the parent company of Consumers Power Company) and Corporation Andina de Fomento (CAF) formed the Scudder Latin American Trust for Independent Power (the Trust). The Trust was established to invest in the development of new power plants and privatization of existing power plants in Latin America and the Caribbean. The Trust retained Scudder Stevens & Clark, Inc. as its investment manager and commenced investment development efforts in September 1993. In June 1995, the Trust was liquidated and assets were transferred to two new trusts: Scudder Latin American Power 1-P LDC and Scudder Latin American Power 1-C LDC, together referred to as Scudder, to permit the efficient allocation of foreign source income. Each of the four investors has committed to invest $25 million during the period 1994-1998. Scudder holds investments in four power generation facilities in Latin America and one in the Caribbean. As of December 31, 1996, NRG has invested $11.0 million in Scudder for project interests in generation facilities ranging from 4% to 9%. NRG has committed the balance of the $25 million to projects in Peru and Colombia. These funds will be drawn down during 1997 and 1998.

In 1994, NRG, through wholly-owned foreign subsidiaries, acquired a 37.5% interest in the Gladstone Power Station, a 1,680 mw coal-fired plant located in Gladstone, Queensland, Australia, from the Queensland Electricity Commission. Other members of the unincorporated joint venture, including Comalco Aluminum Limited (Comalco), of Australia, acquired the remaining interest. A large portion of the electricity generated by the station is sold to Comalco for use in its Boyne Island aluminum smelter, pursuant to long-term power purchase agreements. NRG, through an Australian subsidiary, operates the Gladstone plant.

In 1994, NRG signed a joint development agreement with Advanced Combustion Technologies, Inc. (ACT) with respect to the acquisition, upgrading, expansion and development of Energy Center Kladno (Kladno) in Kladno, Czech Republic. NRG, ACT, and Nations Energy, a subsidiary of Tucson Electric, jointly acquired a 53.0% interest in Kladno, which owns and operates an existing coal-fired power and thermal energy generation facility. The facility supplies 28 mw of electrical energy to an industrial complex and the local electric distribution company, and 150 mw thermal-equivalent steam and heated water to a district heating system and thermal energy to an industrial complex. Kladno also owns certain ancillary utility assets. The acquisition of the existing facility is the first phase of a development project that will include upgrading the existing plant and developing a new power generation facility with up to 250 mw of coal-fired generation and 88 mw of gas-fired generation depending on the ongoing analysis of the alternatives. The new facility would supply hot water steam to the district heating system and sell electricity to STE, the principal regional electric distribution company in Kladno.

In March 1996, a joint venture between NRG and Transfield Holdings Pty., Ltd. (Transfield) an Australian facilities contractor, signed an 18-year power purchase agreement and an acquisition agreement with the Queensland Transmission and Supply Corporation for the acquisition and refurbishment of the 189 mw coal-fired power generation facility in Collinsville, Queensland, Australia. NRG owns a 50% interest and will operate the facility in conjunction with Transfield. Transfield is performing the facility refurbishment and environmental remediation under a fixed price turn-key contract. Refurbishment is expected to be completed in March 1998.

On December 19, 1996, NRG and Nordic Power Invest AB (NPI), a wholly-owned subsidiary of Vattenfall AB in Sweden, purchased, through a public tender offer, 96.6% (4,060,732 shares) of the common stock of Bolivian Power Company Limited (COBEE) (NYSE:BLP) for $43 per share through Tosli Investment BV, the holding company jointly owned by NRG (64%) and NPI (36%). COBEE is the second largest generator of electricity in Bolivia with 162 mw of capacity, comprised of 145 mw of hydro capacity and a 17 mw gas-fired peaking unit. Bolivian Power is incorporated in Canada, with its local office in LaPaz, Bolivia. COBEE is in process of expanding its hydroelectric facilities in Zongo Valley by 56 mw. Upon completion of this expansion in 1998, the Company's total generating capacity will be 218 mw. Currently, Tosli ownership is divided between Vattenfall (40%) and NRG (60%), however, it is NRG's intent to reduce its holding to 50% or less.

On February 6, 1997, NRG signed a subscription agreement with Energy Developments Limited (EDL) to acquire up to 20% of EDL's common stock, and an additional 15% of preference shares at a $2.20 per share. EDL, an Australian company, is the largest generator of power from coal seam methane in the world and is engaged exclusively in independent power generation from landfill gas, coal seam methane, and natural gas (including latest technology combined cycle projects). The company currently operates over 200 mw of generation capacity across five states and territories of Australia and has commenced the development of new projects in the United Kingdom, Asia and New Zealand. The current equity megawatt ownership held by EDL is approximately 170 mw. EDL is a publicly traded company listed on the Australian Stock Exchange. On February 11, 1997, NRG made an initial purchase of 7.2% (4.5 million shares) of common stock for A$9.9 million (U.S. $7.9 million).

Operating Businesses - Domestic

NRG operates two refuse-derived fuel (RDF) processing plants and an ash disposal site in Minnesota, and also owns one of the plants. NRG receives a fee to manage the other RDF plant, which is owned by NSP, under an operation and maintenance agreement approved by the Minnesota Public Utilities Commission. In 1996, the RDF plants processed more than 808,000 tons of municipal solid waste into approximately 635,000 tons of RDF which was burned at two NSP power plants and at a power plant owned by United Power Association.

NRG participates in the ownership or management of several thermal energy businesses which are managed as a group. NRG owns and operates the Minneapolis Energy Center (MEC), a downtown Minneapolis district heating and cooling system which utilizes steam and chilled water generating facilities to heat and cool buildings for more than 100 customers. MEC's primary assets include a main plant, with 800,000 lbs/hour of steam capacity and 22,000 tons of chilled water capacity, four satellite plants, two standby plants, six miles of steam lines and two miles of chilled water distribution lines. MEC also owns and operates a base load steam production facility with 150,000 lbs/hour capacity, which serves the Fairview Riverside Hospital and Health Care Services complex and Augsburg College under a 25-year steam supply agreement. NRG also owns a 48.9% limited partnership interest, and a 0.5% general partnership interest in each partnership holding the operating assets of the district heating and cooling systems in Pittsburgh and San Francisco. 1996 steam sales volume of the San Francisco thermal system was approximately 623 million pounds. The San Francisco thermal system provides service to more than 200 buildings.

In 1996, The Pittsburgh thermal system provided annual steam sales volume of 349 million pounds and chilled water sales volume of 21 million tons to 24 customers. In addition, NRG owns and operates three steam lines in Minnesota that provide steam from NSP's power plants to the Waldorf Corporation, the Andersen Corporation and the Minnesota Correctional Facility in Stillwater.

Another NRG wholly-owned subsidiary, NEO Corporation (NEO), was formed in 1993 to develop small power generation facilities in the United States. NEO owns a 50% interest in Minnesota Methane LLC. Minnesota Methane LLC is developing small scale landfill gas facilities utilizing methane gas. In 1996, NEO and Minnesota Methane LLC also acquired six landfill gas projects as part of the acquisition of NRGG, as discussed later in this section. Of the projects acquired, four were operating facilities and two were projects under development and construction. In 1994, NEO acquired a 50% interest in Northbrook Energy LLC, an independent power producer with 21 mw of hydroelectric facilities throughout the United States. In 1996, Northbrook Energy LLC acquired seven additional hydroelectric plants totaling 15.5 mw from Duke Power Company.

In 1994, through a wholly-owned subsidiary, NRG purchased a 50% ownership interest in Sunnyside Cogeneration Associates, which owns and operates a 58 mw waste coal plant in Utah. The plant is currently being operated by a partnership that is 50% owned by an NRG affiliate. Changes in the economic performance of the Sunnyside project have caused NRG to examine a number of project enhancement options with the current bondholders, as well as the terms of the existing power purchase agreement. The negotiations are intended to improve the project's performance. Although the discussions will impact future project performance, they have not reached a stage where the impact can be reasonably estimated.

NRG, through wholly-owned subsidiaries, owns 50% of the Jackson Valley Energy partnership, which owns and operates a 16 mw cogeneration power plant near Sacramento, California. The plant had a long-term power sales agreement with Pacific Gas & Electric (PG&E) through 2014. On April 1, 1995, Jackson Valley Energy Partners reached an agreement with PG&E regarding the idling of the Jackson Valley plant. Under this agreement, which is similar to the San Joaquin Valley Energy Partnerships agreement, discussed later, the plant will remain idle until May 1, 1997, and will then restart and sell power to PG&E under a new long-term agreement.

In April 1996, NRG purchased, through bankruptcy proceedings, a 41.86% interest in O'Brien Environmental Energy, Inc. (O'Brien). O'Brien has been renamed NRG Generating (U.S.) Inc. (NRGG). The former shareholders of O'Brien own the remaining NRGG shares, traded under the ticker symbol NRGG. NRGG is the 100% owner of power cogeneration facilities in Newark and Parlin, New Jersey. These two facilities have an aggregate operating capacity of 174 mw. NRGG also owns 83% of a 22 mw cogeneration facility in Philadelphia, Pennsylvania. NRGG also has a 33.3% interest in the Grays Ferry project, a 150 mw facility currently under construction in Philadelphia, Pennsylvania that is scheduled to commence operations in December 1997. In addition to an equity interest in NRGG, NRG acquired certain landfill gas projects which were transferred to its subsidiary, NEO, and in the purchase made loans to NRGG and entered into project commitments. (See Note 13 of Notes to Consolidated Financial Statements for further discussion of NRG's capital commitments related to NRGG.)

New Business Development

On November 14, 1996, NRG, together with its partners, Ansaldo Energia SpA (Ansaldo), Italy, and P.T. Kiana Metra Tujuhdua, Indonesia, signed a power contract with PT Perusahaan Listrik Negara (PLN), the state-owned Indonesian electric company, to build, own and operate a 400 mw coal-fired power station in Cilegon, West Java, Indonesia. NRG will have a 45% equity interest in the project. NRG will operate and maintain the power plant for the 30-year life of the project. Construction of the new power plant is due to begin in mid-1997 and is anticipated to be fully operational by the year 2000. Ansaldo will have responsibility for construction. The coal-fired power plant will sell its entire output to the local Java-Bali grid under a 30-year power purchase agreement.

On December 20, 1996, representatives of the Estonian Government, the state-owned Eesti Energia (EE), and NRG signed a Development and Cooperation Agreement creating the start of an extensive joint project. The agreement defines the terms under which the joint project is to establish a plan to develop and restructure the Estonian power plants. According to the Development and Cooperation Agreement, the joint project of NRG and Eesti Energia will be completed by July 1, 1997. The scope of the joint project will be established by several documents, the most important of which is the business plan of the joint venture between NRG and EE. The business plan will include an analysis of the technical and economic potential of the power plants and an estimation of the production capacity necessary for meeting the energy needs of Estonia, as well as the financial terms of the joint project. After the joint venture is created, NRG intends to invest up to $250 million ($50 million in equity and $200 million of project level financing) into refurbishment of the Estonian generation plants.

NRG, together with two other parties, has filed a plan with the Federal Bankruptcy Court, Baton Rouge, Louisiana, to acquire the fossil generating assets of Cajun Electric Power Cooperative (Cajun) of Baton Rouge, Louisiana for approximately $1.1 billion. The Court has also received two other bids for Cajun's assets. All three bids will be voted upon by Cajun's creditors, with the final decision subject to confirmation by the Court. NRG expects the bid review and confirmation process to conclude in 1997. Under the plan filed with the court, NRG would hold a 30% equity interest in Cajun.

On September 29, 1996, a new wholly-owned subsidiary of NRG purchased, at a substantial discount, the senior debt of Mid-Continent Power Company of Pryor, Oklahoma. Mid-Continent Power Company supported the transaction and views NRG's acquisition of its senior debt as a first step toward what it hopes will be a successful restructuring of the company.

NRG reached agreement with Indeck Energy Services (Europe) to take a 50% interest in the Enfield Energy Centre, a 350 mw power project located in the North London borough of Enfield. The power station is planned to begin commercial operations in the latter half of 1999 and will be jointly developed by NRG and Indeck Services of Chicago, Illinois and its European subsidiary. The merchant power station will sell its output to the U.K. grid.

NRG is pursuing several energy-related investment opportunities and continues to evaluate other opportunities as they arise. (See Note 13 of Notes to Consolidated Financial Statements for further discussion of NRG's capital commitments.)

Projects With Nonrecurring Earnings Effects

NRG, through wholly-owned subsidiaries, owns 45% of the SJVEP, which own four power plants located near Fresno, California with a total capacity of 43 mw. The plants previously operated under long-term Standard Offer 4 (SO4) power sales contracts with PG&E which are due to expire in 2017. In early 1995, PG&E reached basis agreements with SJVEP to acquire the SO4 contracts. All regulatory approvals for the agreements were received in the second quarter of 1995. The negotiated agreements resulted in cost savings for PG&E customers as well as economic benefits for SJVEP. Under the terms of the agreements, PG&E has been released from its contractual obligation to purchase power generated by SJVEP. Proceeds received from PG&E under the agreements were used to repay SJVEP debt obligations and recover investments in the facilities. SJVEP continues to own and maintain the facilities and to evaluate opportunities to market power. NRG's share of the pre-tax gain realized by SJVEP from this transaction, and recorded in June 1995, was approximately $30 million. Settlement distributions of approximately $14 million and $16 million were paid to NRG from SJVEP in 1995 and 1996, respectively.

In January 1992, NRG's subsidiary, Scoria Incorporated, and Western Syncoal Co., a subsidiary of Montana Power Co., completed construction of a demonstration coal conversion plant designed to improve the heating value of Montana coal by removing moisture, sulfur and ash. The plant, located in Montana, began commercial operation in August 1993. NRG's net capitalized investment in the Scoria coal project was written down by $3.5 million in 1994, $5 million in 1995 and $1.5 million in 1996 to reflect reductions in the expected future operating cash flows from the project. NRG has no remaining book investment in the Scoria project and is evaluating operating options.

Results of Operations

For the year ended December 31, 1996, NRG had net income of $20.0 million on operating revenues of $104.5 million, compared to net income of $31.2 million on operating revenues of $87.8 million in 1995. NRG's operating revenues from wholly-owned operations for the year ended December 31, 1996, were $71.6 million, an increase of $7.5 million over the prior year. The increase is primarily attributable to continued expansion of NEO's methane gas business and increased revenues from the Minneapolis Energy Center. For the year ended December 31, 1996, revenues from wholly-owned operations consisted primarily of revenue from district heating and cooling (39%), other thermal projects (22%), resource recovery activities (34%) and NEO (5%).

Equity in earnings of unconsolidated affiliates, excluding gains on project termination settlements, was $32.8 million and $23.6 million for the years ended December 31, 1996 and 1995 respectively. New revenue sources from the Schkopau and NRG Generating (U.S.) Inc. projects provided equity earnings of $6.4 million and $2.3 million, respectively. Additionally, Scudder Latin American Power 1-P LDC and 1-C LDC provided $1.5 million of increased equity earnings in 1996 as compared to 1995. These were offset by an expected decrease in equity earnings of $9.2 million for the MIBRAG mining and power generation project, primarily due to expected decreases in coal and briquette sales. Equity in earnings of the Gladstone Power Station located in Australia was $10.8 million in 1996, down slightly from 1995 earnings of $11.2 million. Equity in earnings in 1996 and 1995 related to the Scoria enhanced coal project reflect an investment write-down of $1.5 million and $5.0 million respectively. On December 31, 1996, NRG's investment balance in the Scoria project was reduced to zero.

Cost of wholly-owned operations was $36.6 million in 1996, an increase of $4.1 million or 12.6% compared to 1995, due primarily to increased fuel costs. Cost of operations as a percentage of revenues from wholly-owned operations remained constant at 51% for 1996 and 1995.

General, administrative and development costs were $39.2 million in 1996, as compared to $34.7 million in 1995, an increase of $4.5 million, or 12.9%. The majority of the increase was due to additional general and administrative expenses incurred in the growth and development of NEO totaling $5.8 million, in contrast with $1.8 million for the prior year. Business development expenses for the year ended December 31, 1996, totaled $19.4 million, as compared with $17.6 million for the same period in 1995. The costs of developing a project are expensed until the project meets the major milestones of (1) a signed power purchase agreement or the equivalent and (2) approval by the Board of Directors of NRG. NRG continues to aggressively seek new projects which fit into the company's overall strategic plan.

Other income net increased $4.6 million in 1996 due primarily to additional interest income earned from investing the proceeds of the $125 million bond offering completed in January 1996.

The effective tax rate (benefit) for year ended December 31, 1996 was (39.3%), as compared to 22.0% for the same period ended December 31, 1995. The decrease in the effective tax rate was due to a change in NRG's income sources, with more earnings derived from U.S. operations in 1995, primarily the $29.9 million pre-tax gain on the disposition of the San Joaquin power purchase agreements. Because of NRG's intent to reinvest earnings of foreign operations offshore, no provision was recorded for income taxes due upon repatriation.

Liquidity and Capital Resources

Net cash flow from operating activities was $4.1 million in 1996. Principal components of cash flow from operating activities were net income of $20.0 million, depreciation and amortization of $8.4 million and changes in working capital of ($4.3) million. Non-cash adjustments that reduced cash flow from operating activities consisted primarily of $17.8 million of undistributed equity in operating earnings of unconsolidated affiliates. Cash used by investing activities included $140.6 million in equity investments in projects, $36.6 million in loans to projects, and $24.6 million in capital expenditures related to wholly-owned operations. Additionally, cash flows from investing activities in 1996 included $15.7 million of cash distributed from SJVEP related to the project termination settlement. The project termination resulted in a gain of $29.9 million in 1995, at which time NRG received a $14.2 million distribution. All other cash distributions from the project are included in operating cash flow, while the distributions from project termination are included as cash flow from investing activities. Cash flow from financing activities included an $80 million equity contribution from NSP for the purchase of COBEE. Cash proceeds from the January 1996 bond offering totaled $122.7 million after $2.3 million in financing costs, which NRG is capitalizing and amortizing over the life of the 10-year bonds.

Historically, the projects in which NRG invests have been funded partially by debt at the project level and by equity cash infusions. Cash for equity investing has been provided by NSP equity contributions and, to a lesser extent, cash flow from internal operations. Project financing at the project level is substantially non-recourse to NRG and its other project subsidiaries. As of December 31, 1996, NRG's consolidated financial statements contained long-term debt (excluding current maturities) of $207.3 million as compared to $86.3 million in 1995, an increase of $121 million. The increase is due to the January 31, 1996, issuance of $125 million of 7.625% unsecured Senior Notes maturing in 2006 to support equity requirements for projects acquired and in development. The Senior Notes were assigned ratings of BBB- by S&P's Rating Group and Baa3 by Moody's. Annual maturities of long-term debt range from $4.0 million to $4.2 million in the five-year period ending December 31, 2001. These bond ratings were reaffirmed in January 1997.

NRG project commitments require investment of approximately $201 million for the 1997-2001 time period. These requirements are expected to be met with proceeds from the issuance of debt, equity contributions from NSP and internal cash generation. Dividends and management fees to NRG and its subsidiaries from partnerships in which NRG invests are subject to restrictions in some cases.

As of December 31, 1996, NRG was committed to additional equity investments of approximately $37 million in 1997 and approximately $201 million for 1997-2001 for various international power generation projects. In addition, in 1996, NRG provided a $10 million loan commitment to a wholly-owned subsidiary of NRG Generating (U.S.) Inc. (NRGG), an unconsolidated affiliate of NRG, in order for the NRGG subsidiary to fund its capital contribution to Grays Ferry, a cogeneration project, currently under construction. No funds have been disbursed as of December 31, 1996. However, NRG expects to fund this loan in 1997. Also in 1996, NRG executed an agreement whereby NRG is obligated to provide NRGG power generation investment opportunities in the United States over a three-year period. These projects, over the three-year term, must have an aggregate equity value of at least $60 million or a minimum of 150 net mw. In addition, NRG has committed to finance NRGG's investment in the projects to the extent funds are not available to NRGG on comparable terms from other sources. (See Note 13 of Notes to Consolidated Financial Statements for further discussion of NRG's commitments.)

Impact of Inflation, Interest Rates, Exchange Rates and Energy Prices

NRG attempts, whenever practicable, to hedge certain aspects of its international project investments against the effects of inflation and fluctuations in interest rates and energy prices. To date, NRG has generally structured the energy payments of its power purchase agreements to adjust with the same price indices as contained in its contracts with the fuel suppliers for the corresponding projects. In some cases, a portion of revenues is associated with operation and maintenance and is indexed to adjust with inflation. NRG enters into forward foreign currency exchange contracts with counterparties to hedge exposure to currency fluctuations and to protect the economic value in U.S. dollars of NRG's equity investments and retained earnings denominated in foreign currency. (See Note 12 of Notes to Consolidated Financial Statements for a further discussion of NRG's foreign currency hedging activities.)



Consolidated Statements of Income
NRG Energy, Inc.


                                             Year ended December 31
(Thousands of Dollars)                           1996          1995

Operating Revenues
  Revenues from wholly-owned operations       $71,649       $64,180
  Equity in operating earnings of
   unconsolidated affiliates                   32,815        23,639
    Total operating revenues                  104,464        87,819

Operating Costs and Expenses
  Cost of wholly-owned operations              36,562        32,535
  Depreciation and amortization                 8,378         8,283
  General, administrative and
   development expenses                        39,248        34,647
    Total operating costs and expenses         84,188        75,465

Operating Income                               20,276        12,354

Other Income (Expense)
  Equity in gain from project
   termination settlements                          -        29,850
  Other income, net                             9,477         4,896
  Interest expense                            (15,430)       (7,089)
    Total other income (expense)               (5,953)       27,657

Income Before Income Taxes                     14,323        40,011

Income (Benefit) Taxes                         (5,655)        8,810

Net Income                                    $19,978       $31,201

See notes to consolidated financial statements.



Consolidated Balance Sheets
NRG Energy, Inc.



ASSETS

                                             Year ended December 31
(Thousands of Dollars)                           1996          1995

Current Assets
  Cash and cash equivalents                   $12,438        $7,039
  Restricted cash                              17,688         9,773
  Accounts receivable-trade,
   less allowance for doubtful
   accounts of $143 and $103                   12,061         9,333
  Accounts receivable-affiliates                6,708         4,640
  Current portion of notes
   receivable-affiliates                        3,601         5,267
  Current portion of notes receivable           5,985         2,791
  Inventory                                     2,312         1,811
  Prepayments and other current assets          4,644         1,744

    Total current assets                       65,437        42,398

Property, Plant and Equipment, at Original Cost
  In service                                  176,072       170,253
  Under construction                           24,683         5,914

                                              200,755       176,167

  Less accumulated depreciation               (71,106)      (64,248)

    Net property, plant and equipment         129,649       111,919

Other Assets
  Investments in projects                     365,749       221,129
  Capitalized project costs                     9,267         4,185
  Notes receivable, less current
   portion-affiliates                          58,169        32,389
  Notes receivable, less
   current portion                              9,309             -
  Intangible assets, net of
   accumulated amortization of
   $5,647 and $4,127                           40,476        41,996
  Debt issuance costs, net of
   accumulated amortization of
   $338 and $189                                2,753           573

    Total other assets                        485,723       300,272

Total Assets                                 $680,809      $454,589


See notes to consolidated financial statements.



LIABILITIES AND STOCKHOLDER'S EQUITY

                                             Year ended December 31
(Thousands of Dollars)                           1996          1995

Current Liabilities
  Current portion of long-term debt        $    4,848    $    3,762
  Accounts payable-trade                        4,443         6,208
  Note payable-affiliates                       3,867         1,185
  Accrued income taxes                          1,930         7,366
  Accrued property and sales taxes              2,159         1,895
  Accrued salaries, benefits and
   related costs                                6,559         5,178
  Accrued interest                              4,726           824
  Other current liabilities                     4,424         1,578

    Total current liabilities                  32,956        27,996

Long-term Debt, Less Current Portion          207,293        86,272

Deferred Revenues                               6,340         7,726

Deferred Income Taxes                           8,606         9,166

Deferred Investment Tax Credits                 1,853         2,069

Deferred Compensation                           1,847         1,596

    Total liabilities                         258,895       134,825

Stockholder's Equity
  Common stock; $1 par value;
   1,000 shares authorized;
   1,000 shares issued and
   outstanding                                      1             1
  Additional paid-in capital                  351,013       271,013
  Retained earnings                            66,301        46,323

  Currency translation adjustments              4,599         2,427
    Total Stockholder's Equity                421,914       319,764

Total Liabilities and Stockholder's Equity   $680,809      $454,589



See notes to consolidated financial statements.


Consolidated Statements of Cash Flows
NRG Energy, Inc.


                                             Year ended December 31
(Thousands of Dollars)                           1996          1995


Cash Flows from Operating Activities

Net income                                 $   19,978      $ 31,201

Adjustments to reconcile net income
 to net cash provided (used) by
 operating activities
   Undistributed equity in operating
    earnings of unconsolidated affiliates     (17,827)      (20,074)
   Depreciation and amortization                8,378         8,283
   Deferred income taxes and investment
    tax credits                                  (776)       (2,608)
   Cash (used) provided by changes in
    certain working capital items              (4,323)        8,993
   Cash (used) by changes in other
    assets and liabilities                     (1,284)       (1,004)
   Equity in gain from project termination
    settlement                                      -       (29,850)

Net Cash Provided (Used) by Operating
 Activities                                     4,146        (5,059)

Cash Flows from Investing Activities

  Investments in projects                    (140,590)      (25,776)
  Loans to projects                           (36,617)      (35,411)
  Capital expenditures                        (24,588)      (11,036)
  Cash distribution from project
   termination settlement                      15,671        14,179
  (Increase) decrease in restricted cash       (7,915)        4,044
  Other, net                                   (4,486)       (3,104)

Net Cash Used by Investing Activities        (198,525)      (57,104)

Cash Flows from financing activities

  Capital contributions from parent            80,000        55,000
  Proceeds from issuance of
   long-term debt                             122,671             -
  Principal payments on long-term debt         (2,893)       (3,305)

Net Cash Provided by Financing Activities     199,778        51,695

Net Increase (Decrease) in Cash and
 Cash Equivalents                               5,399       (10,468)

Cash and Cash Equivalents at
 Beginning of Year                              7,039        17,507

Cash and Cash Equivalents at End of Year      $12,438        $7,039


Supplemental Disclosures of Cash Flow Information

  Interest paid (net of amount capitalized)   $11,527        $6,536

  Income taxes paid                             1,164         1,447

See notes to consolidated financial statements.



Consolidated Statements of Stockholder's Equity
NRG Energy, Inc.


                                                 Currency      Total
                         Additional           Translation     Stock-
(Thousands       Common     Paid-in   Retained    Adjust-   holder's
 of Dollars)      Stock     Capital   Earnings      ments     Equity

Balances at
 December
 31, 1994            $1    $216,013    $15,122     $3,586   $234,722

Net Income                              31,201                31,201

Capital contributions
 from parent                 55,000                           55,000

Currency translation
 adjustments                                       (1,159)    (1,159)

Balances at
 December
 31, 1995             1     271,013     46,323      2,427    319,764

Net Income                              19,978                19,978

Capital contributions
 from parent                 80,000                           80,000

Currency translation
 adjustments                                        2,172      2,172

Balances at
 December
 31, 1996            $1    $351,013    $66,301     $4,599   $421,914


See notes to consolidated financial statements.




Notes to Consolidated Financial Statements
NRG Energy, Inc.


Note 1.  Organization

NRG Energy, Inc. (the Company), a Delaware Corporation, was incorporated on May 29, 1992, as a wholly-owned subsidiary of Northern States Power Company
(NSP). Beginning in 1989, the Company was doing business through its predecessor companies, NRG Energy, Inc. and NRG Group, Inc., Minnesota corporations which were merged into the Company subsequent to its incorporation. The Company and its subsidiaries and affiliates develop, build, acquire, own and operate nonregulated energy-related businesses.

Note 2.  Principles of Consolidation

Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of the Company and its subsidiaries (referred to collectively herein as NRG). All significant intercompany transactions and balances have been eliminated in consolidation. As discussed in Note 5, NRG has investments in partnerships, joint ventures and projects for which the equity method of accounting is applied. Earnings from equity in international investments are recorded net of foreign income taxes.

Cash Equivalents - Cash equivalents include highly liquid investments (primarily commercial paper) with a remaining maturity of three months or less at the time of purchase.

Restricted Cash - Restricted cash consists primarily of cash collateral required in connection with foreign currency hedging activities (see Note 12) and cash collateral for letters of credit issued in relation to project development activities.

Inventory - Inventory is valued at the lower of average cost or market and consists principally of spare parts and raw materials used to generate steam.

Property, Plant and Equipment - Property, plant and equipment are capitalized at original cost. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

                       Facilities and improvements       20-45 years
                       Machinery and equipment            7-30 years
                       Office furnishings and equipment    3-5 years

Capitalized Interest - Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the project is completed and considered operational. Capitalized interest is amortized using the straight line method over the useful life of the related project. Capitalized interest was $364,000 and $253,000 in 1996 and 1995, respectively.

Development Costs and Capitalized Project Costs - These costs include professional services, dedicated employee salaries, permits, and other costs which are incurred incidental to a particular project. Such costs are expensed as incurred until a sales agreement or letter of intent is signed and the project has been approved by NRG's Board of Directors. Additional costs incurred after this point are capitalized. When project operations begin, previously capitalized project costs are reclassified to investment in projects and amortized on a straight-line basis over the lesser of the life of the project's related assets or revenue contract period.

Debt Issuance Costs - Costs to issue long-term debt have been capitalized and are being amortized over the terms of the related debt.

Intangibles - Intangibles consist principally of service agreements and the excess of the cost of investment in subsidiaries over the underlying fair value of the net assets acquired and are being amortized using the straight-line method over 30 years. The Company periodically evaluates the recovery of goodwill and other intangibles based on an analysis of estimated undiscounted future cash flows.

Income Taxes - The Company is included in the consolidated tax returns of NSP. NRG calculates its income tax provision on a separate return basis under a tax sharing agreement with NSP as discussed in Note 9. Current federal and state income taxes are payable to or receivable from NSP. NRG records income taxes using the liability method. Income taxes are deferred on all temporary differences between pretax financial and taxable income and between the book and tax bases of assets and liabilities. Deferred taxes are recorded using the tax rates scheduled by law to be in effect when the temporary differences reverse. Investment tax credits are deferred and amortized over the estimated lives of the related property. NRG's policy for income taxes related to international operations is discussed in Note 9.

Revenue Recognition - Under fixed-price contracts, revenues are recognized as deliveries of products or services are made. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred. Anticipated future losses on contracts are charged against income when identified.

Deferred revenues relate to a 1988 legal settlement with a major thermal customer. Settlement proceeds were deferred when received and are reflected in operating income on a straight-line basis over the life of the related steam contract which expires in 2001.

Foreign Currency Translation - The local currencies are generally the functional currency of NRG's foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. The resulting currency adjustments are accumulated and reported as a separate component of stockholder's equity. Income, expense and cash flows are translated at weighted-average rates of exchange for the period.

Exchange gains and losses that result from foreign currency transactions (e.g., converting cash distributions made in one currency to another currency) are included in the results of operations as a component of equity in earnings of unconsolidated affiliates. Through December 31, 1996, NRG has not experienced any material translation gains or losses from foreign currency transactions that have occurred since the respective foreign investment dates.

Derivative Financial Instruments - NRG's policy is to hedge foreign currency denominated investments as they are made to preserve their U.S. dollar value, where appropriate hedging vehicles are available. NRG has entered into currency hedging transactions through the use of forward foreign currency exchange agreements. Gains and losses on these agreements offset the effect of foreign currency exchange rate fluctuations on the valuation of the investments underlying the hedges. Hedging gains and losses, net of income tax effects, are reported with other currency translation adjustments as a separate component of stockholder's equity. The Company is not hedging currency translation adjustments related to future operating results. NRG does not speculate in foreign currencies. None of these derivative financial instruments are reflected in NRG's balance sheet.

Use of Estimates In recording transactions and balances resulting from business operations, NRG uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts and actuarially determined benefit costs. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Reclassifications - Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 presentation. These reclassifications had no effect on net income or stockholder's equity as previously reported.

Note 3.  Business Acquisitions

In March 1996, a joint venture between NRG and Transfield signed an 18-year power purchase agreement and an agreement for the acquisition and refurbishment of the 180 mw Collinsville coal-fired power generation facility in Queensland, Australia. NRG would own a 50% interest and operate the facility in conjunction with Transfield.

In April 1996, NRG, through bankruptcy proceedings, purchased a 41.86% interest in O'Brien Environmental Energy, Inc. that has been renamed as NRG Generating (U.S.) Inc. (NRGG). In addition to an equity interest in NRGG, NRG acquired certain landfill gas projects in the purchase which were transferred to NEO and a cogeneration facility.

On December 19, 1996 NRG and Nordic Power Invest AB purchased 96.6% of Bolivian Power Company Limited. NRG's ownership is 60%, however it is NRG's intent to reduce its holding to 50% or less.

NEO, a wholly-owned subsidiary, owns a 50% interest in Minnesota Methane LLC. In 1996, Minnesota Methane LLC acquired a 12 mw project in West Covina, California and acquired six projects as part of the NRGG acquisition. Of the projects acquired, four were operating facilities and two were projects under development and construction. In 1994, NEO acquired a 50% interest in Northbrook Energy. In 1996, Northbrook Energy acquired seven additional hydroelectric plants.

The total acquisition investments in these projects through December 31, 1996, including capitalized development costs, was approximately $121.5 million. Earnings from equity interests in these NRG projects acquired in 1996 contributed $2.7 million to NRG's 1996 earnings.

Note 4.  Property, Plant and Equipment

The major classes of property, plant and equipment at December 31 were as follows:

(Thousands of dollars)                        1996          1995
Facilities and equipment,
 including construction
 work in progress of
 $24,683 and $5,914                       $187,014      $163,099
Land and improvements                       10,397        10,397
Office furnishings and equipment             3,344         2,671
    Total property, plant and equipment    200,755       176,167
Accumulated depreciation                   (71,106)      (64,248)
    Net property, plant and equipment     $129,649      $111,919

Note 5.  Investment Accounted for by the Equity Method

NRG has investments in various international and domestic energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents NRG from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in pretax income or losses of domestic partnerships and in the net income or losses of international projects are reflected as equity in earnings of unconsolidated affiliates.

A summary of NRG's significant equity-method investment which were in operation at December 31, 1996 is as follows:


                                                      Purchased
                         Geographic    Economic       or Placed
Name                     Area          Interest       in Service

Various Independent      USA           45%-50%        July 1991-
Power Production                                      December 1996
Facilities

Rosebud Syncoal          USA           50%            August 1993
Partnership

MIBRAG Mining            Germany       33.3%          January 1994
and Power
Generation

Gladstone Power          Australia     37.5%          March 1994
Station

Schkopau Power           Germany       20.6%          January and
Station                                               July 1996

Scudder Latin            Latin         25%            June 1993
American Trust           America
for Independent
Power Energy
Projects

Collinsville Electric    Australia     50%            March 1996
Generation

Bolivian Power           Bolivia       58.0%          December 1996
Company

NRG Generating           USA           41.9%          April 1996

Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method as of and for the year ended December 31, is as follows:


(Thousands of dollars)                        1996          1995

Operating revenues                        $886,947      $776,612
Costs and expenses                         794,255       615,696
    Net income                             $92,692      $160,916
Current assets                            $647,213      $757,124
Noncurrent assets                        3,420,950     2,557,992
    Total assets                        $4,068,163    $3,315,116
Current liabilities                       $365,905      $290,805
Noncurrent liabilities                   2,732,922     2,236,919
Equity                                     969,336       787,392
    Total liabilities and equity        $4,068,163    $3,315,116
NRG's share of equity                     $365,749      $221,129
NRG's share of income                       32,815        23,639

In June 1995, a power sales contract between a California energy project, in which NRG is a 45% investor, and an unaffiliated utility company was terminated. A pretax gain of $29.9 million was recognized by NRG for its share of the termination settlement.

The Company recorded pretax charges of $1.5 million in 1996 and $5.0 million in 1995 to write down the carrying value of certain energy projects.

Note 6.  Related Party Transactions

Operating Agreements - NRG has two agreements with NSP for the purchase of thermal energy. Under the terms of the agreements, NSP charges NRG for certain costs (fuel, labor, plant maintenance, and auxiliary power) incurred by NSP to produce the thermal energy. NRG paid NSP $6.0 million in 1996 and $3.7 million in 1995 under these agreements.

NRG has a renewable 10-year agreement with NSP, expiring on December 31, 2001, whereby NSP agrees to purchase refuse-derived fuel for use in certain of its boilers and NRG agrees to pay NSP a burn incentive. NRG has an agreement expiring in 1997 to sell wood by-product obtained from a thermal customer to NSP for use as fuel. Under these agreements, NRG received $1.5 million and $1.9 million from NSP, and paid $2.2 million and $2.3 million to NSP in 1996 and 1995, respectively.

Administrative Services and Other Costs - NRG and NSP have entered into an agreement to provide for the reimbursement of actual administrative services provided to each other, an allocation of NSP administrative costs and a working capital fee. Services provided by NSP to NRG are principally cash management, legal, accounting, employee relations and engineering. In addition, NRG employees participate in certain employee benefit plans of NSP as discussed in Note 10. During 1996 and 1995, NRG paid NSP $7.2 million and $6.8 million, respectively, as reimbursement under this agreement.

In 1996, NRG and NSP entered into an agreement for NRG to provide operations and maintenance services for NSP's Elk River resource recovery facility and Becker ash landfill. During 1996, NSP paid NRG $1.5 million as reimbursement under this agreement.

Note 7.  Notes Receivable

Notes receivable consist primarily of fixed and variable rate notes secured by equity interests in partnerships and joint ventures. The interest rate on the notes ranged from 7.0% to 12.5% at December 31, 1996 and 1995.

Note 8.  Long-term Debt

Long-term debt consists of the following at December 31:

(Thousands of dollars)                        1996          1995

NRG Energy Center, Inc.
 Senior Secured Notes
 Series due June 15, 2013,
 7.31%                                     $76,986       $79,326
Note payable to NSP,
 due December 1, 1995-2006
 5.40%-6.75%                                 8,405         8,958
NRG Sunnyside, Inc. note payable,
 due December 31, 1997
 10.00%                                      1,750         1,750
NRG Energy Senior Notes,
 due February 1, 2006
 7.625%                                    125,000             -

                                           212,141        90,034

Less current maturities                     (4,848)       (3,762)

    Total                                 $207,293       $86,272

The NRG Energy Center, Inc. notes are secured principally by long-term assets of the Minneapolis Energy Center (MEC). In accordance with the terms of the note agreements, MEC is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of MEC assets, and affiliate transactions. MEC was in compliance with these covenants at December 31, 1996.

The note payable to NSP relates to long-term debt assumed by the Company in connection with the transfer of ownership of an RDF processing plant by NSP to the Company in 1993.

The NRG Sunnyside, Inc. note payable was issued in connection with the purchase of an equity interest in a waste-coal project in 1994.

Annual maturities of long-term debt for the years ending after December 31, 1996 are as follows:

(Thousands of dollars)

1997                                                      $4,848
1998                                                       3,335
1999                                                       3,581
2000                                                       3,841
2001                                                       4,160
Thereafter                                               192,376
    Total                                               $212,141

The Company has revolving-credit agreements which allow for Letters of Credit which may not exceed $63.9 million. There were $18.4 million and $0 outstanding letters of credit under the credit agreements at December 31, 1996 and 1995, respectively.

Note 9.  Income Taxes

NRG and its parent, NSP, have entered into a federal and state income tax sharing agreement relative to the filing of consolidated federal and state income tax returns. The agreement provides, among other things, that (1) if NRG, along with its subsidiaries, is in a taxable income position, NRG will be currently charged with an amount equivalent to its federal and state income tax computed as if the group had actually filed separate federal and state returns, and (2) if NRG, along with its subsidiaries, is in a tax loss position, NRG will be currently reimbursed to the extent its combined losses are utilized in a consolidated return, and (3) if NRG, along with its subsidiaries, generates tax credits, NRG will be currently reimbursed to the extent its tax credits are utilized in a consolidated return.

The provision for income taxes consists of the following:

(Thousands of dollars)                        1996          1995

Current
  Federal                                     $633        $9,965
  State                                        253         3,268
  Foreign                                      616           233

                                             1,502        13,466

Deferred
  Federal                                   (3,655)       (1,592)
  State                                     (1,498)       (1,012)

                                            (5,153)       (2,604)

Tax credits recognized                      (2,004)       (2,052)

Total income tax (benefit) expense         $(5,655)      $ 8,810

The components of the net deferred income tax liability at December 31 were:

(Thousands of dollars)                        1996          1995

Deferred tax liabilities
  Differences between book and
   tax bases of property                   $16,606       $16,364
  Investments in projects                    2,988         1,226
  Goodwill                                   2,974           444
  Other                                      2,646           112
    Total deferred tax liabilities          25,214        18,146

Deferred tax assets
  Deferred revenue                           3,043         3,099
  Development costs                          5,581             -
  Deferred investment tax credits              766           856
  Deferred compensation, accrued
   vacation and other reserves               1,536         1,412
  Steam capacity rights                      1,043         1,109
  Other                                      4,639         2,504
    Total deferred tax assets               16,608         8,980
    Net deferred tax liability              $8,606        $9,166

Rate Reconciliation - At December 31, 1996 the effective income tax rate (benefit) of (39.3)% differs from the statutory federal income tax rate of 35% primarily due to the fact that NRG generated a domestic tax loss of $15 million for the year. For the year ended December 31, 1995 NRG had a domestic tax gain of $9.2 million with the change between 1996 and 1995 primarily attributable to a $29.9 million gain from the sale of a power agreement at SJVEP, as discussed previously.

Income before income taxes includes net foreign equity income of $28 million and $32 million in 1996 and 1995, respectively. NRG's management intends to reinvest the earnings of foreign operations indefinitely. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on the earnings of foreign subsidiary companies. The cumulative amount of undistributed earnings of foreign subsidiaries upon which no U.S. income taxes or foreign withholding taxes have been provided is approximately $87.3 million at December 31, 1996. The additional U.S. income tax and foreign withholding tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is impracticable to estimate the amount of tax that might be payable.

Note 10.  Benefits Plans and Other Postretirement Benefits

Pension Benefits NRG participates in NSP's non-contributory, defined benefit pension plan that cover substantially all employees. Benefits are based on a combination of years of service, the employee's highest average pay for 48 consecutive months, and Social Security benefits. Net annual periodic pension cost includes the following components:

(Thousands of dollars)                        1996          1995

Service cost-benefits earned
 during the period                          $1,115          $688
Interest cost on projected
 benefit obligation                          1,013           525
Actual return on assets                     (1,983)       (1,542)
Net amortization and deferral                1,258         1,147
  Net periodic pension cost                 $1,403          $818

NRG's funding policy is to contribute to NSP the full actuarial pension cost accrued, less future tax benefits to be realized from such costs. Plan assets consist principally of common stock of public companies, corporate bonds and U.S. government securities. The funded status of the pension plan in which NRG employees participate is as follows at December 31, 1996:

NSP Plan-1996
                                                           NRG
(Thousands of dollars)                       Total       Portion
Actuarial present value of
 benefit obligation
  Vested                                  $660,920        $6,464
  Nonvested                                147,278         3,422
  Accumulated benefit obligation          $808,198        $9,886
Projected benefit obligation              $993,821       $14,253
Plan assets at fair value                1,634,696        12,986
Plan assets (in excess of) less than
 projected benefit obligation             (640,875)        1,267
Unrecognized prior service cost            (19,734)          (86)
Unrecognized net actuarial gain (loss)     651,368           256
Unrecognized net transitional asset            539             -
    Net pension (prepaid)
     liability recorded                    $(8,702)       $1,437

NSP Plan-1995
                                                           NRG
(Thousands of dollars)                       Total       Portion

Actuarial present value of
 benefit obligation
  Vested                                  $686,403        $3,050
  Nonvested                                155,177         1,520
  Accumulated benefit obligation          $841,580        $4,570
Projected benefit obligation            $1,039,981        $8,828
Plan assets at fair value                1,456,530         6,657
Plan assets (in excess of) less than
 projected benefit obligation             (416,549)        2,171
Unrecognized prior service cost            (20,805)          (91)
Unrecognized net actuarial gain (loss)     452,699        (1,388)
Unrecognized net transitional asset            615             -
    Net pension liability recorded         $15,960          $692

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% in 1996 and 7% 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected obligation was 5% in 1996 and 1995. The assumed long-term rate of return on assets used for cost determinations was 9% for 1996 and 8% for 1995. Changes in actuarial assumptions increased 1996 pension costs by $284,000 and are expected to decrease 1997 costs by $150,000.

Postretirement Health Care - NRG participates in NSP's contributory health and welfare benefit plan that provides health care and death benefits to substantially all employees after their retirement. The plan is intended to provide for sharing of costs of retiree health care between NRG and retirees. For employees retiring after January 1, 1994, a six-year cost-sharing strategy was implemented with retirees paying 15% of the total cost of health care in 1994, increasing to a total of 40% in 1999.

Postretirement health care benefits for NRG are determined and recorded under the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires the actuarially determined obligation for postretirement health care and death benefits to be fully accrued by the date employees attain full eligibility for such benefits, which is generally when they reach retirement age. In conjunction with the adoption of SFAS No. 106 in 1993, NRG elected to amortize on a straight-line basis over 20 years the unrecognized accumulated postretirement benefit obligation (APBO) of $1.4 million for current and future retirees.

Plan assets as of December 31, 1996, consisted of investments in equity mutual funds and cash equivalents. NRG's funding policy is to contribute to NSP benefits actually paid under the plan. The following table sets forth the funded status of the health care plan in which NRG employees participate at December 31, 1996:

NSP Plan-1996
                                                            NRG
(Thousands of dollars)                       Total       Portion

APBO
  Retirees                                $144,180          $323
  Fully eligible plan participants          23,438           619
  Other active plan
   participants                            101,065         2,269
    Total APBO                             268,683         3,211
Plan assets at fair value                   15,514             -
APBO in excess of plan assets              253,169         3,211
Unrecognized net actuarial loss            (12,467)         (366)
Unrecognized net transition obligation    (172,480)       (1,133)
    Net benefit obligation recorded        $68,222        $1,712

NSP Plan-1995
                                                            NRG
(Thousands of dollars)                       Total       Portion

APBO
  Retirees                                $145,800           $67
  Fully eligible plan participants          24,400           518
  Other active plan
   participants                            116,800         2,239
    Total APBO                             287,000         2,824
Plan assets at fair value                   11,600             -
APBO in excess of plan assets              275,400         2,824
Unrecognized net actuarial loss            (40,400)         (510)
Unrecognized net transition obligation    (183,200)       (1,203)
    Net benefit obligation recorded        $51,800        $1,111

The assumed health care cost trend rates used in measuring the APBO at December 31, 1996 and 1995, were 9.8% and 10.4% for those under age 65, and 7.1% and 7.3% for those over age 65, respectively. The assumed cost trends are expected to decrease each year until they reach 5.5% for both age groups in the year 2004, after which they are assumed to remain constant. A 1% increase in the assumed health care cost trend rate for each year would increase the APBO by approximately 14% as of December 31, 1996. Service and interest cost components of the net periodic postretirement cost would increase by approximately 17% with a similar one percent increase in the assumed health care cost trend rate. The assumed discount rate used in determining the APBO was 7.5% for December 31, 1996 and 7% for December 31, 1995, compounded annually. The assumed long-term rate of return on assets used for cost determinations under SFAS No. 106 was 8% for 1996 and 1995. Changes in actuarial assumptions had an immaterial impact on 1996 costs and are not expected to materially impact 1997 costs.

The net annual periodic postretirement benefit cost recorded for 1996 and 1995 consists of the following components:

(Thousands of dollars)                        1996          1995

Service cost-benefits earned
 during the year                              $257          $171
Interest cost on APBO                          233           171
Amortization of transition obligation           70            70
Net amortization and deferral                   26             -
    Net periodic postretirement
     health care cost                         $586          $412

NRG Equity Plan - Employees are eligible to participate in the NRG Equity Plan (the Plan). The Plan grants phantom equity units to employees based upon performance and job grade. NRG's equity units are valued based upon NRG's growth and financial performance. The primary financial measures used in determining the equity units' value are revenue growth, return on investment and cash flow from operations. The units are awarded to employees annually at the respective years calculated share price (grant price). The Plan provides employees with a cash payout for the units appreciation in equity units value over the vesting period. The Plan has a seven year vesting schedule with actual payments beginning after the end of the third year and continuing at 20% each year for the subsequent five years. The Plan includes a change of control provision, which allow all shares to vest if the ownership of NRG were to change.

Deferred Compensation - Certain employees of NRG are eligible to participate in a deferred compensation program. The employee can elect to defer a portion of their compensation until retirement. Earnings on the amounts deferred are equal to the return on the Fixed Income Option of the NSP Retirement Savings Plan. Earnings will be compounded annually and credited monthly. Payouts begin upon retirement with payments made over 180 equal monthly installments (or a minimum of $500 per month until their account balance is zero.)

Note 11.  Sales to Significant Customers

NRG and the Ramsey/Washington Resource Recovery Project have a service agreement for waste disposal which expires in 2006. Approximately 29.1% in 1996 and 32.1% in 1995 of the Company's operating revenues were recognized under this contract. In addition, sales to one thermal customer amounted to 14.1% of operating revenues in 1996 and 15.6% of operating revenues in 1995.

Note 12.  Financial Instruments

The estimated December 31 fair values of NRG's recorded financial instruments are as follows:

                                1996                  1995
(Thousands of            Carrying       Fair   Carrying       Fair
dollars)                   Amount      Value     Amount      Value

Cash and cash
 equivalents              $12,438    $12,438     $7,039     $7,039
Restricted cash            17,688     17,688      9,773      9,773
Notes receivable,
 including current
 portion                   77,064     77,064     40,447     40,447
Long-term debt,
 including current
 portion                  212,141    200,875     90,034     91,682

For cash, cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flow discounted at market interest rates. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues.

Derivatives - NRG has entered into seven forward foreign currency exchange contracts with counterparties to hedge exposure to currency fluctuations to the extent permissible by hedge accounting requirements. Pursuant to these contracts, transactions have been executed that are designed to protect the economic value in U.S. dollar of NRG's equity investments and retained earnings, denominated in Australian dollars and German deutsche mark(DM). As of December 31, 1996, NRG had $132 million of foreign currency denominated assets that were hedged by forward foreign currency exchange contracts with a notional value of $123 million. In addition, NRG had approximately $82 million of foreign currency denominated retained earnings from foreign projects that were hedged by forward foreign currency exchange contracts with a notional value of $59 million. Because the effects of both currency translation adjustments to foreign investments and currency hedge instrument gains and losses are recorded on a net basis in stockholder's equity (not earnings), the impact of significant changes in currency exchange rates on these items would have an immaterial effect on NRG's financial condition and results of operations. In connection with the forward foreign currency exchange contracts, cash collateral of $16 million was required at December 31, 1996, which is reflected as restricted cash on NRG's balance sheet. The forward foreign currency exchange contracts terminate in 1998 through 2006 and require foreign currency interest payments by either party during each year of the contract. If the contracts had been terminated at December 31, 1996, $13.3 million would have been payable by NRG for currency exchange rate changes to date. Management believes NRG's exposure to credit risk due to non-performance by the counterparties to its forward exchange contracts is not significant, based on the investment grade rating of the counterparties.

Note 13.  Commitments and Contingencies

Operating Lease Commitments - The Company leases certain of its facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2010. Rental expense under these operating leases was $741,000 in 1996 and $796,000 in 1995. Future minimum lease commitments under these leases for the years ending after December 31, 1996 are as follows:

(Thousands of dollars)

1997                                                      $1,050
1998                                                         936
1999                                                         956
2000                                                         982
2001                                                       1,008
Thereafter                                                 5,349
    Total                                                $10,281

Capital Commitments-International - NRG signed a Joint Development Agreement for the acquisition, upgrading, expansion and development of Energy Center Kladno in Kladno, Czech Republic. The acquisition of the existing facility is the first phase of a development project that will include upgrading the existing plant and developing a new power generation facility. NRG has a $44 million commitment for the additional facilities.

NRG together with its partners, signed a power contract with PT Perusahaan Listrik Negara, the state-owned Indonesian electric company, to build, own and operate a 400 mw coal-fired power station in Cilegon, West Java, Indonesia. NRG has a $65 million commitment for the facility.

NRG is contractually committed to additional equity investments of $14 million for Scudder Latin American Power 1 and $7 million to Scudder Latin American Power II as of December 31, 1996.

NRG reached agreement to purchase a 50% equity interest in the Enfield Energy Centre, a 350 mw power project located in the North London borough of Enfield, England. NRG has a $62 million commitment.

NRG and Transfield signed an acquisition agreement for the acquisition and refurbishment of the 180 mw Collinsville coal-fired power generation facility in Queensland, Australia. NRG has a $9 million commitment.

Future capital commitments related to international projects are as follows:

(Millions of dollars)

1997                                                         $37
1998                                                          75
1999                                                          52
2000                                                          29
2001                                                           8
    Total                                                   $201

Capital Commitments-Domestic - In 1996 NRG has provided a $10 million loan commitment to a wholly-owned subsidiary of NRG Generating (U.S.) Inc. (NRGG). The purpose of the loan is to allow NRGG to fund it capital contribution to a cogeneration project currently under construction. NRG anticipates funding the loan in 1997.

Also in 1996, NRG has committed to provide NRGG power generation investment opportunities in the United States over a period of three years. The projects must have an aggregate, over the three year term, equity value of at least $60 million or a minimum of 150 net megawatts. In addition, NRG has committed to finance these projects to the extent funds are not available to NRGG on comparable terms from other sources.

Claims and Litigation - In normal course of business, NRG is a party to routine claims and litigation arising from current and prior operations. NRG is actively defending these matters and does not believe the outcome of such matters would materially impact the results of operations.

Note 14.  Subsequent Event

On February 6, 1997, NRG signed a subscription agreement with Energy Developments Limited (EDL) to acquire up to 20% of common stock, and an additional 15% of preference shares at A$2.20 per share. EDL is an Australian company engaged exclusively in independent power generation from landfill gas, coal seam methane and natural gas (including latest technology combined cycle projects). EDL is the largest generator of power from coal seam methane in the world. The company currently operates over 200 mw of generation across five states and territories of Australia and has commenced the development of new projects in the United Kingdom, Asia and New Zealand. The current equity megawatt ownership held by EDL is approximately 170 mw. EDL is a publicly traded company with its securities listed on the Australian Stock Exchange.
On February 11, 1997 NRG made an initial purchase of 7.2% (4,500 shares) of common stock for A$9.9 million (U.S. $7.9 million).



Report of Independent Accountants
NRG Energy, Inc.

To the Board of Directors and Stockholder of NRG Energy, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholder's equity, and of cash flows present fairly, in all material respects, the financial position of NRG Energy, Inc. (a wholly-owned subsidiary of Northern States Power Company) and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/

Price Waterhouse LLP
Minneapolis, Minnesota
April 8, 1997